Exhibit 99.1

Since 1857

McCLATCHY TO SELL ANCHORAGE DAILY NEWS

TO ALASKA DISPATCH PUBLISHING

SACRAMENTO, Calif., April 8, 2014 – The McClatchy Company (NYSE:MNI) announced today that it has reached a definitive agreement to sell the Anchorage Daily News to Alaska Dispatch Publishing LLC for $34 million. The transaction is expected to close in the second quarter of 2014.

“The Anchorage Daily News is a profitable newspaper that makes us proud journalistically,” said Pat Talamantes, McClatchy’s president and CEO. “We weren’t looking to sell the Daily News, but after Alaska Dispatch Publishing approached us, we saw advantages to local ownership in this case and opportunities for consolidation that would strengthen both news organizations.”

At the conclusion of the transaction, McClatchy will publish 29 daily newspapers and their affiliated print and digital products in 28 U.S. markets in 14 states.

“We are proud to return the Anchorage Daily News to Alaska ownership once again,” said Alice Rogoff, owner of Anchorage-based Alaska Dispatch Publishing LLC, which publishes the AlaskaDispatch.com news website founded in 2008. “Across the country over the past few years, we’ve seen several daily newspapers successfully transition to local ownership. We look forward to working with the talented team at the Daily News to help build its future.”

McClatchy acquired an 80 percent ownership stake in the paper in January 1979. It represented McClatchy’s first publishing foray beyond California’s Central Valley. At the time, the morning Anchorage Daily News was in financial trouble and much smaller than its afternoon rival, the Anchorage Times.

The Anchorage Daily News ultimately prevailed to become the largest daily newspaper in the state, but only after surviving an old-fashioned, bare-knuckled newspaper war that lasted many years and saw McClatchy invest significant resources into the paper, including construction of a new headquarters building in 1986.

Over its rich history, the Anchorage Daily News established a reputation for journalism excellence, winning two Pulitzer Prizes for Public Service in 1976 and 1989.

Kevin McClatchy, the company’s chairman, said, “This is a bittersweet moment for all of us at McClatchy. We are extremely proud of the Daily News and its employees, their exceptional service to Alaska’s diverse communities and all of their contributions to McClatchy over the years. However, this sale not only makes sense from a local ownership perspective, but it also allows McClatchy to focus more resources on accelerating our digital transformation to better serve our communities.”

About McClatchy:

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

About Alaska Dispatch Publishing:

Alaska Dispatch Publishing LLC is the owner and publisher of AlaskaDispatch.com. Since its inception in 2008, Alaska Dispatch, the state’s sole online-only news organization, has been on the forefront of reporting on climate change, issues facing rural Alaska, politics and the oil industry, and its staff has won numerous awards for doing so. Alaska Dispatch has a team of veteran reporters that are committed to taking an unflinching look at the state, from its massive riches to its abject poverty, and telling these stories to Alaskans and to the world.

Additional Information:

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected;  transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated;  McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; litigation or any potential litigation; geo-political uncertainties including the risk of war; increased consolidation among major retailers in our markets or other events depressing the level of advertising; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Ryan Kimball
Assistant Treasurer & Director of Investor Relations
rkimball@mcclatchy.com
(916) 321-1849